Contact:

Colleen Weldin
Investor Relations
Universal Technical Institute, Inc.
(623) 445-0993

Universal Technical Institute Reports Record Revenue of $105.6 Million, Net Income of $6.0 Million
and Student Start Growth of 22% for Second Quarter 2010

PHOENIX, ARIZ. – May 3, 2010 – Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of automotive technician training, reported results for the second quarter ended March 31, 2010. Net revenues for the second quarter ended March 31, 2010 were $105.6 million, an 18.5 percent increase from $89.1 million for the second quarter of the prior year. Net income for the second quarter ended March 31, 2010 was $6.0 million, or 25 cents per diluted share, as compared to a net loss of $0.1 million, or no earnings per diluted share, for the second quarter of the prior year. Net revenues for the six months ended March 31, 2010 were $209.2 million, a 16.7 percent increase from $179.2 million for the six months ended March 31, 2009. Net income for the six months ended March 31, 2010 was $15.3 million, or 63 cents per diluted share, as compared to net income of $2.2 million, or 9 cents per diluted share, for the six months ended March 31, 2009.

“I am very pleased with another strong quarter of financial results and continued strength in student metrics. We achieved record revenues for an individual quarter and a 22 percent year over year growth in students starting school, marking our 8th consecutive quarter of student start growth,” said Kimberly McWaters, president and chief executive officer.

Student Metrics

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2010	2009	Growth	2010	2009	Growth
Total starts	4,135	3,381	22.3%	7,985	6,700	19.2%
Average undergraduate full-time student enrollment	18,241	15,457	18.0%	18,472	15,835	16.7%
End of period undergraduate full-time student enrollment	18,251	15,391	18.6%	18,251	15,391	18.6%
Average capacity utilization	71.6%	63.1%	849bps	72.5%	64.7%	785bps

Second Quarter Operating Performance
For the second quarter of fiscal 2010, net revenues were $105.6 million, an 18.5 percent increase from $89.1 million for last year’s second quarter. The increase in net revenues primarily relates to an increase in average undergraduate full-time student enrollment, an increase in tuition rates, and a decrease in tuition discounts. Net revenues for the second quarter of fiscal 2010 and 2009 excluded $2.5 million and $1.8 million, respectively, of tuition revenue related to students participating in our proprietary loan program. Additionally, there was a decrease in revenue from our industry training programs.

Educational services and facilities expense increased $2.7 million, or 5.5 percent to $51.6 million for the three months ended March 31, 2010, from $48.9 million in the three months ended March 31, 2009. This increase was due to higher compensation and benefits expense related to an increase in the number of employees in the financial aid and other student support departments which was to support the needs of the growing student population.

Selling, general and administrative expense increased $3.7 million, or 9.2 percent to $44.2 million for the three months ended March 31, 2010, from $40.4 million for the three months ended March 31, 2009. The increase was due to an increase in compensation and benefits expense related to the increase in sales force representatives, and an increase in advertising expense.

Operating income and margin for the second quarter of fiscal 2010 was $9.9 million and 9.4%, respectively, compared to an operating loss of $0.2 million and 0.2%, respectively, in the same period last year.

Liquidity

Cash, cash equivalents and investments totaled $98.8 million at March 31, 2010, compared to $97.2 million at Dec. 31, 2009 and $85.1 million at Sept. 30, 2009. At March 31, 2010, shareholders’ equity totaled $129.2 million as compared to $106.7 million at Sept. 30, 2009.

Cash flow provided by operations was $24.5 million for the six months ended March 31, 2010, compared with $14.1 million for the six months ended March 31, 2009. This increase is primarily attributable to the increase in net income and an increase in deferred revenue, partially offset by a decrease in accounts payable and accrued expenses.

Proprietary Loan Program

There is $30 million of credit currently authorized under the proprietary loan program. As of March 31, 2010, UTI committed to provide loans to students for approximately $21.1 million and of that amount there was approximately $19.6 million in loans outstanding. At March 31, 2009, there was approximately $7.5 million in loans outstanding. Since the inception of the program, we have not recognized revenue or interest in the amounts of approximately $14.2 million through March 31, 2010 and $3.7 million through March 31, 2009.

Conference Call

Management of Universal Technical Institute will hold a conference call to discuss the fiscal 2010 second quarter results today at 1:30 p.m. Phoenix Time (4:30 p.m. Eastern Time). This call can be accessed by dialing 412-858-4600 or 800-860-2442. Investors are invited to listen to the call live at http://uti.investorroom.com/. Please access the web site at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will be available on the Investor Relations section of UTI’s Web site for 60 days or the replay can be accessed through May 14, 2010 by dialing 412-317-0088 or 877-344-7529 and entering pass code 439553#.

About Universal Technical Institute

Universal Technical Institute, Inc. is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. We offer undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-specific training programs, both student paid at our campuses and manufacturer or dealer sponsored at dedicated training centers. Through our campus-based school system, we offer specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). We routinely post important information about us on our investor relations web site at http://uti.investorroom.com/.

Safe Harbor Statement

All statements contained herein, other than statements of historical fact, could be deemed “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect our actual results include, among other things, changes to federal and state educational funding, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by UTI, increased investment in management and capital resources, the effectiveness of our recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic conditions and other risks that are described from time to time in our public filings. Further information on these and other potential factors that could affect our financial results or condition may be found in our filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.

Use of Non-GAAP Financial Information

This press release and the related conference call contain non-GAAP financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify our results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare our performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in our non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure across companies.

(Tables Follow)

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)

		Three Months Ended		Six Months Ended
		March 31,		March 31,
		2010	2009	2010	2009
			(In thousands, except per share amounts)
Net Revenues		$105,631	$89,125	$209,153	$179,246
Operating expenses:
	Educational services and facilities	51,593	48,898	100,520	96,640
	Selling, general and administrative	44,154	40,430	83,693	79,220

	Total operating expenses	95,747	89,328	184,213	175,860

Income (loss) from operations		9,884	(203)	24,940	3,386

Other income (expense):
Interest income		74	59	122	138
Interest expense		—	(9)	(4)	(21)
Other income		116	72	251	143

	Total other income	190	122	369	260

Income (loss) before income taxes		10,074	(81)	25,309	3,646
Income tax expense (benefit)		4,028	(1)	9,983	1,422

Net income (loss)		$6,046	$(80)	$15,326	$2,224

Earnings per share:
Net income per share – basic		$0.25	$0.00	$0.64	$0.09

Net income per share – diluted		$0.25	$0.00	$0.63	$0.09

Weighted average number of shares outstanding:
	Basic	23,957	24,529	23,891	24,812

	Diluted	24,497	24,529	24,401	25,154

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

		March 31,	September 30,
		2010	2009
		($’s in thousands)
Assets
Current assets:
Cash and cash equivalents		$49,354	$56,199
Investments, current portion		42,390	25,142
Receivables, net		12,485	14,892
Deferred tax assets		6,584	7,452
	Prepaid expenses and other current assets	10,864	10,480

	Total current assets	121,677	114,165
Investments, less current portion		7,053	3,806
Property and equipment, net		85,018	81,168
Goodwill		20,579	20,579
Other assets		3,528	3,633

Total assets		$237,855	$223,351

Liabilities and Shareholders’ Equity
Current liabilities:
	Accounts payable and accrued expenses	$41,397	$47,276
Deferred revenue		50,484	48,175
Accrued tool sets		4,789	4,276
Income tax payable		—	1,794
Other current liabilities		39	25

	Total current liabilities	96,709	101,546
Deferred tax liabilities		871	3,086
Deferred rent liability		5,558	5,593
Other liabilities		5,491	6,428

	Total liabilities	108,629	116,653

Commitments and contingencies
Shareholders’ equity:
	Common stock, $0.0001 par value, 100,000,000 shares authorized,
	28,986,435 shares issued and 24,116,209
	shares outstanding at March 31, 2010 and
	28,641,006 shares issued and 23,770,780
	shares outstanding at September 30, 2009	3	3
	Preferred stock, $0.0001 par value, 10,000,000 shares authorized,
	0 shares issued and outstanding	—	—
Paid-in capital		148,015	140,813
	Treasury stock, at cost, 4,870,226 shares at March 31, 2010
	and September 30, 2009	(76,506)	(76,506)
Retained earnings		57,714	42,388

	Total shareholders’ equity	129,226	106,698

Total liabilities and shareholders’ equity		$237,855	$223,351

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended
	March 31,
	2010	2009
	(In thousands)
Cash flows from operating activities:
Net income	$15,326	$2,224
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,834	8,826
Bad debt expense	2,979	3,667
Stock-based compensation	3,341	2,697
Deferred income taxes	(319)	(2,774)
Loss on disposal of property and equipment	80	706
Changes in assets and liabilities:
Receivables	441	263
Prepaid expenses and other current assets	(411)	(988)
Other assets	79	45
Accounts payable and accrued expenses	(4,672)	2,667
Deferred revenue	2,309	(3,308)
Income tax payable (receivable)	(3,732)	(191)
Accrued tool sets and other current liabilities	527	157
Other liabilities	(282)	94

Net cash provided by operating activities	24,500	14,085

Cash flows from investing activities:
Purchase of property and equipment	(14,567)	(8,448)
Proceeds from disposal of property and equipment	1	6
Purchase of investments	(25,755)	—
Proceeds received upon maturity of investments	4,874	-

Net cash used in investing activities	(35,447)	(8,442)

Cash flows from financing activities:
Proceeds from issuance of common stock under employee plans	3,314	(134)
Payment of payroll taxes on stock-based compensation through shares withheld	(523)	-
Excess tax benefit from stock-based compensation	1,311	1
Purchase of treasury stock	—	(16,935)

Net cash provided by (used in) financing activities	4,102	(17,068)

Net decrease in cash and cash equivalents	(6,845)	(11,425)
Cash and cash equivalents, beginning of period	56,199	80,878

Cash and cash equivalents, end of period	$49,354	$69,453

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

	March 31,	September 30,
	2010	2009
	($’s in thousands)
Cash and cash equivalents	$49,354	$56,199
Investments, current portion	42,390	25,142
Investments, less current portion	7,053	3,806

Total cash, cash equivalents and investments	$98,797	$85,147

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